SCHEDULE 14A
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                         SCHEDULE 14A INFORMATION

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                           Exchange Act of 1934

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                            Del Webb Corporation
                           ----------------------
              (Name of Registrant as Specified in its Charter)
                 -----------------------------------------
  (Name of Person(s) Filing Proxy Statement, If Other than the Registrant)

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The following statement was issued by Del Webb on October 6, 2000:


Contact: Ken Plonski  (Media Inquiries)
                      (602) 808-8171




                DEL WEBB RESPONSE TO PACIFIC PARTNERS FILING


We believe this preliminary filing, subject to SEC review, contains statements that are inaccurate, misleading and taken out of context, designed to support Pacific Partners' positions.

We intend to respond in detail to the claims made in their filing in the very near future.

We strongly disagree with Pacific Partners characterization of Del Webb's performance. We are well on our way to reporting our fifth straight year of record earnings and we believe our future has never been more promising.


      STATEMENTS CAN BE ATTRIBUTED TO DEL WEBB SPOKESMAN KEN PLONSKI


Certain statements that are not historical results are forward looking statements. These statements involve risk and uncertainties. Actual results will differ from those set forth or implied and the variances may be material. Further, certain forward looking statements are based on assumptions as to future events. Some of these assumptions will be inaccurate. Risks and uncertainties include risks associated with new geographic markets; governmental regulation, including growth controls and growth management; environmental considerations; competition; the geographic concentration of the Company's operations; the nature of real estate operations; interest rate increases; fluctuations in labor and material costs; natural risks in certain of the Company's market areas; and other matters set forth in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent SEC filings.